Exhibit 99

Contact:
Jack Natili	direct phone: 803.748.2643
President and Chief Executive Officer	fax: 803.748.2839
email: jack.natili@seibels.com

Finance Contact:
Kenneth W. Marter	direct phone: 803.748.2767
Chief Financial Officer and Treasurer	fax: 803.748.8393
email: ken.marter@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. DISCLOSES

ORDER FROM SOUTH CAROLINA DEPARTMENT OF INSURANCE

Columbia, South Carolina, 20 August 2002—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced that it received an Order Imposing Administrative Supervision and Appointing Supervisor from the South Carolina Department of Insurance (SCDOI).  The Order places three Seibels Bruce subsidiaries, South Carolina Insurance Company (SCIC), Catawba Insurance Company (CIC) and Consolidated American Insurance Company (CAIC), under administrative supervision for at least six months due to a dispute, which is currently in litigation, regarding a business agreement between the Company, SCIC and CAIC and Human Dynamics Corporation (HDC) in Arizona and California.  The Director of the SCDOI ordered SCIC, CIC and CAIC to immediately cease writing risk-bearing business and ordered SCIC and CAIC to immediately cease renewal of existing risk-bearing business. The Company will work with the SCDOI on a plan of operation under which the Company can request authority to write renewal risk-bearing insurance.

SCIC, CAIC and CIC’s primary line of risk-bearing business is commercial insurance.  As of June 30, 2002 and December 31, 2001 the Company has written $7.6 million and $12.6 million respectively of commercial insurance, which provides approximately 21% and 15% respectively of the Company’s revenues.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the Company is currently contesting a decision by an Arizona court regarding its dispute with HDC.  The Company is also evaluating the regulatory impact of the Order.

“We do not believe the Order will affect the Company’s performance in its service businesses, which comprise the majority of Seibels Bruce’s revenue and income, and we hope that the suspension of our risk-bearing writings will be brief,” said Jack Natili, president and chief executive officer.  “We have strong businesses in flood insurance; in our claim handling operations; and in our North Carolina-based nonstandard automobile insurance operation.”

The Seibels Bruce Group, Inc. receives fee-based income through the National Flood Insurance Program, various state-sponsored insurance plans, claim administration and other insurance services.  Additional information about Seibels Bruce can be found online at www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These risks include, but are not limited to, the impact of the outcome of pending litigation and administrative proceedings and other uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.  Such forward-looking statements speak only as of the date of this press release.  Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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